SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           ALLOT COMMUNICATIONS, LTD.
                           --------------------------
                                (NAME OF ISSUER)


                                 ORDINARY SHARES
                                 ---------------
                         (TITLE OF CLASS OF SECURITIES)


                                   M0854Q 10 5
                                   -----------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2006
                                -----------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 2 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,211,679 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,211,679 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,211,679 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 20,987,255 shares of Ordinary Shares of the Issuer outstanding as of December 31, 2006.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 3 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Advent PGGM Gemini Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,211,679 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,211,679 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,211,679 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 20,987,255 shares of Ordinary Shares of the Issuer outstanding as of December 31, 2006.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 4 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Parallel Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,211,679 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,211,679 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,211,679 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 20,987,255 shares of Ordinary Shares of the Issuer outstanding as of December 31, 2006.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 5 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Capital Associates Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,211,679 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,211,679 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,211,679 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 20,987,255 shares of Ordinary Shares of the Issuer outstanding as of December 31, 2006.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 6 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel Funds Ltd.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,211,679 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,211,679 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,211,679 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        CO
================================================================================

* Based on 20,987,255 shares of Ordinary Shares of the Issuer outstanding as of December 31, 2006.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 7 of 15 Pages
=====================                                         ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Partner Investors L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,211,679 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,211,679 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,211,679 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

* Based on 20,987,255 shares of Ordinary Shares of the Issuer outstanding as of December 31, 2006.

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 8 of 15 Pages
=====================                                         ==================

ITEM 1.

         (a)   Name of Issuer:

               Allot Communications, Ltd. (the "Issuer")

         (b)   Address of Issuer's Principal Executive Offices:
               5 Hanagar street, Industrial zone B
               Hod Hasharon L3 , 45800

ITEM 2.

         (a)   Name of Person Filing:

               (1) Gemini Israel II Parallel Fund Limited Partnership ("GIPF");

               (2) Gemini Israel II Limited Partnership ("GI2");

               (3) Advent PGGM Gemini Limited Partnership ("Advent");

               (4) Gemini Partners Investors L.P. ("GPI");

               (5) Gemini Capital Associates, Limited Partnership ("GPLP1"); and

               (6) Gemini Israel Funds Ltd. ("GPGP"); and

               The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b)   Address of Principal Business Office or, if none, Residence:

               The address of the principal business office of each of GIPF, GI2, Advent, GPI, GPLP1 and GPGP is: 9 Hamenofim Street, Herzliya Pituach 46725 Israel

         (c)   Citizenship:

               GIPF, GI2, Advent and GPLP1 are limited partnerships organized under the laws of the State of Delaware. GPI is a limited partnership organized under the laws of the Country of Israel. GPGP is a company organized under the laws of the Country of Israel.

         (d)   Title of Class of Securities:       Ordinary Shares


         (e)   CUSIP Number:                        M0854Q 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
               NOT APPLICABLE

         (a)   |_|   Broker or dealer registered under section 15 of the Act
         (b)   |_|   Bank as defined in section 3(a)(6) of the Act
         (c)   |_|   Insurance company as defined in section 3(a)(19) of the Act
         (d)   |_|   Investment company registered under section 8 of the
                     Investment Company Act of 1940
         (e)   |_|   An investment adviser in accordance with ss.240.13d-1(b)
                     (1(ii)(E)
         (f)   |_|   An employee benefit plan or endowment fund in accordance
                     with ss.240.13d-1(b)(1)(ii)(F)
         (g)   |_|   A parent holding company or control person  in accordance
                     with ss.240.13d-1(b)(1)(ii)(G)
         (h)   |_|   A savings association as defined in section 3(b) of the
                     Federal Deposit Insurance Act
         (i)   |_|   A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940
         (j)   |_|   Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

=====================                                         ==================
CUSIP No. M0854Q 10 5                Schedule 13G             Page 9 of 15 Pages
=====================                                         ==================

ITEM 4.  OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)     Amount Beneficially Owned:

                 As of December 31, 2006, GI2 is the record holder of 1,143,451
                  Ordinary shares.

                 As of December 31, 2006, Advent is the record holder of 145,756 Ordinary shares.

                 As of December 31, 2006, GIPF is the record holder of 897,123 Ordinary shares.

                 As of December 31, 2006, GPI is the record holder of 25,349 Ordinary shares.

         (b)     Percent of Class: 10.5%

         (c)     Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote: 0 shares

                 (ii) Shared power to vote or to direct the vote: 2,211,679 Ordinary shares

                 (iii)  Sole power to dispose or to direct the disposition of:
                        0 shares

                 (iv)  Shared power to dispose or to direct the disposition of:
                       2,211,679 Ordinary shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 10 of 15 Pages
=====================                                        ===================

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date: January 25, 2007

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


GEMINI PARTNERS INVESTORS L.P.

     By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:____________*_______________


GEMINI CAPITAL ASSOCIATES LP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


GEMINI ISRAEL FUNDS LTD.

     By:____________*_______________

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 11 of 15 Pages
=====================                                        ===================


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to a Power of Attorney previously filed with the Securities and Exchange Commission on February 9, 2006 and attached hereto as Exhibit 2 .

/s/ Yossi Sela
--------------------
Yossi Sela
Individually and as Attorney-in-Fact

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 12 of 15 Pages
=====================                                        ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock of Unity Wireless Corp.

EXECUTED this 25th day of January, 2007.

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


GEMINI PARTNERS INVESTORS L.P.

     By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:____________*_______________


GEMINI CAPITAL ASSOCIATES LP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:____________*_______________


GEMINI ISRAEL FUNDS LTD.

     By:____________*_______________

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 13 of 15 Pages
=====================                                        ===================


*By:  /s/ Yossi Sela
      ----------------------
      Yossi Sella
      Individually and as Attorney-in-Fact

This Schedule 13G was executed by Yossi Sela on behalf of the above indicated filers pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission on February 9, 2006 and said Power of Attorney is incorporated herein by reference and a copy of which is attached as
Exhibit 2.

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 14 of 15 Pages
=====================                                        ===================

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yossi Sella and David Cohen, and each of them with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2006.


GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
          -----------------------

GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
          -----------------------

ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
          -----------------------

GEMINI PARTNERS INVESTORS L.P.

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
          -----------------------

=====================                                        ===================
CUSIP No. M0854Q 10 5                Schedule 13G            Page 15 of 15 Pages
=====================                                        ===================

GEMINI ISRAEL III LIMITED PARTNERSHIP

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
          -----------------------

GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
          -----------------------

GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:  /s/ Yossi Sela
          -----------------------

GEMINI CAPITAL ASSOCIATES, LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
          -----------------------

GEMINI CAPITAL ASSOCIATES III, LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:  /s/ Yossi Sela
          -----------------------

GEMINI ISRAEL FUNDS LTD.

     By:  /s/ Yossi Sela
          -----------------------